Exhibit 99.1

NEWS RELEASE

For:	IMMEDIATE RELEASE
Date:	April 24, 2009
Contact:	CHARLES N. FUNK, PRESIDENT & CEO or GARY J. ORTALE, INTERIM CFO

MIDWESTONE FINANCIAL GROUP, INC.

REPORTS FIRST QUARTER 2009 FINANCIAL RESULTS

Iowa City, Iowa – MidWestOne Financial Group, Inc., (NASDAQ—MOFG) reported financial results for the quarter ended March 31, 2009. The net income for the quarter totaled $1,176,000 and, after deducting for dividends payable on the Company’s preferred stock, net income available to common shareholders for the first quarter of 2009 was $1,054,000, or $0.12 per common share, compared to $2,275,000, or $0.39 per common share, earned in the first quarter of 2008. Net income and earnings per share were lower in the first quarter of 2009 compared with 2008 primarily as a result of an increased provision for loan losses and an increase in noninterest expenses due to significantly higher FDIC assessment fees and the amortization of the intangible assets that resulted from the merger of the Company with the “former” MidWestOne Financial Group, Inc. (“former MidWestOne”). Upon the closing of the merger on March 14, 2008, the Company, which was the surviving entity in the merger, changed its name from ISB Financial Corp. to MidWestOne Financial Group, Inc.

The Company’s return on average assets for the first quarter of 2009 was 0.32% and the return on average shareholders’ equity was 3.38%. The Company’s return on average tangible common equity was 3.60%. “The first quarter was one with a focus on building our loan loss reserves, improving our asset quality, and in continuing to build a company-wide sales culture to improve our revenue growth,” commented Charles N. Funk, President and Chief Executive Officer of MidWestOne Financial Group, Inc.

Results of Operations

Net income for the quarter totaled $1.2 million, or $0.12 per common share, compared to $2.3 million, or $0.39 per common share, earned in the first quarter of 2008. As mentioned above, the lower net income and earnings per common share in the first quarter of 2009 compared with 2008 resulted primarily from an increased provision for loan losses and an increase in noninterest expenses due to significantly higher FDIC assessment fees and the amortization of the intangible assets that resulted from the merger.

The provision for loan losses for the first quarter of 2009 was $2.4 million compared with $70,000 for the first quarter of 2008 while the FDIC assessment was $898,000 for the first quarter of 2009 compared to just $21,000 for the first quarter of 2008.

Net interest income in the first quarter was $5.8 million higher compared with the first quarter of 2008 primarily due to the fact that the merger took place on March 15, 2008 and, therefore, the Company’s net interest income for the first quarter of 2008 included only 15 days of net interest income from the former MidWestOne. The Company’s net interest margin for the first quarter of 2009 was 3.60% compared with 3.37% for the first quarter of 2008. As interest rates moved lower over the past year, the Company was able to improve its net interest margin as its interest-bearing liability costs fell much more rapidly than its earning asset yields. “Despite our loan pool participations not performing to their historical levels, our net interest margin held up quite well during the quarter,” stated Funk. “Late in the quarter, we saw positive trends in deposit growth. While some of this growth is no doubt seasonal, I attribute some of the growth to the increased focus on the coordinated company-wide sales effort.”

Noninterest income for the quarter ended March 31, 2009 was $3.5 million, up $982,000 from the $2.6 million for the first quarter of 2008. The primary reason for the increase was the timing of the Company’s merger with the former MidWestOne, which resulted in significant increases in all noninterest income categories. Noninterest income was derived primarily from trust and investment fees, service charges and fees on deposit accounts, and mortgage origination fees from real estate loans sold on the secondary market. However, in addition to the proportionate increases related to the merger that were anticipated, the Company experienced increases in mortgage origination fees that were disproportionately higher in the first quarter of 2009 due to increased refinancing activity resulting from the lower interest rate environment. Mortgage origination fees were $582,000 for the first quarter of 2009, up $332,000 (or 133.3%) from the first quarter of 2008. “I am pleased to see our associates embrace the combined company’s post-merger commitment to finding the right financial solutions for our customers,” Funk stated. “Nowhere was this more obvious than the many MidWestOne customers who refinanced their mortgage loans in the first quarter.”

Noninterest expense for the first quarter of 2009 totaled $11.9 million, versus $5.5 million for the first quarter of 2008. The primary reason for the increase, again, related to the timing of the Company’s merger with the former MidWestOne. All noninterest expense categories experienced significant increases. Noninterest expense included salaries and employee benefits, occupancy and equipment expense, FDIC insurance expense, professional fees and data processing expense. However, in addition to the proportionate increases attributable to the merger, the Company experienced a disproportionate increase in the FDIC assessment fee due to it having increased from $21,000 for the first quarter of 2008 to $898,000 for the first quarter of 2009. Professional fees (partially related to Sarbanes-Oxley services and valuation services) increased from $123,000 during the first quarter of 2008 to $1.1 million during the first quarter of 2009 and amortization of the intangible assets that resulted from the merger increased from $48,000 during the first quarter of 2008 to $285,000 during the first quarter of 2009.

Balance Sheet and Asset Quality

Total assets of the Company increased to $1.54 billion as of March 31, 2009 from $1.51 billion on December 31, 2008. This modest increase in assets resulted from an increase in deposits together with the receipt of a $16.0 million investment from the U.S. Department of the Treasury pursuant to the Capital Purchase Program (the “CPP”), which closed on February 6, 2009. Total deposits as of March 31, 2009 were $1.15 billion compared with $1.13 billion as of December 31, 2008, an increase of $22.0 million, primarily due to increased consumer deposits as a result of continued sales efforts by our associates.

The Company’s total bank loans (excluding loan pool participations) were $1.00 billion as of March 31, 2009, compared with $1.01 billion as of December 31, 2008. As of March 31, 2009, the Company’s largest category of bank loans was commercial real estate, which comprised 43% of the loan portfolio. Residential real estate was the next largest category at 27% of the portfolio, commercial loans were 19% and agricultural loans were 8% of total loans. The remainder of the portfolio consisted of consumer loans, which were 3% of total loans. All of these percentages relate to the Company’s direct loans and do not include loan pool participations. Including loan pool participations, the Company’s loan to deposit ratio was 95.8% as of March 31, 2009, compared with 98.2% as of December 31, 2008.

In the first quarter of 2009, the Company experienced a decline in non-performing loans in its bank loan portfolio from the prior quarter. Specifically, non-performing loans in the bank loan portfolio totaled $14.8 million as of March 31, 2009, or 1.47% of total bank loans, compared to non-performing loans of $15.2 million as of December 31, 2008, or 1.50% of total bank loans. The non-performing loans as of March 31, 2009 consisted of $11.5 million in nonaccrual loans, $2.3 million in troubled debt restructures and $1.0 million in loans past due 90 days or more and still accruing. Loans past due 30 to 89 days (not included in the non-performing loan totals) were $9.7 million as of March 31, 2009 compared with $10.8 million as of December 31, 2008. As of March 31, 2009, other real estate owned (not included in non-performing loans) totaled $1.2 million; however, as of April 23, 2009, the Company had offers on two of the properties which, if ultimately sold, would reduce the other real estate owned category significantly. During the first quarter of 2009, the Company’s provision for loan losses totaled $2.4 million, significantly higher than the $70,000 provided during the first quarter of 2008. As of March 31, 2009, the Company’s allowance for total loan losses was $12.9 million, or 1.29% of total bank loans, compared to $11.0 million, or 1.08% of total bank loans, as of December 31, 2008. The bank had net loan charge-offs of $390,000 in the first quarter of 2009, or 0.16% of average bank loans outstanding.

Loan pool participations totaled $97.4 million as of March 31, 2009 up from $93.4 million at December 31, 2008. Loan pool participations are participation interests in performing, sub-performing and non-performing loans that have been purchased from various non-affiliated banking organizations. The former MidWestOne had engaged in this activity since 1988, and the Company continued this line of business following the merger. The Company has very minimal exposure in loan pools to consumer real estate, subprime credit or to construction and real estate development loans. The Company does not actively seek to purchase consumer or consumer real estate loans characterized as subprime credit. The net “all-in” yield (excluding the purchase accounting adjustment and after all expenses) on loan pool participations was 5.52% for the first quarter of 2009, down from 8.41% for the 2008 calendar year and 6.55% for the fourth quarter of 2008. The net yield was lower in the first quarter of 2009 than for 2008 primarily due to elevated charge-off levels in the portfolio as well as slowed collections, as borrowers saw their ability to refinance their debt decline due to the tightening in the credit markets.

The Company’s investment securities totaled $295.6 million as of March 31, 2009, which represented approximately 19% of total assets. The portfolio consisted mainly of U.S. government agencies, mortgage-backed securities and obligations of states and political subdivisions. Approximately $287.7 million of the investment securities were classified as available for sale. As of March 31, 2009, the bank owned $3.5 million of debt securities that were secured by pools of trust preferred securities issued by multiple banks and insurance companies. These debt securities had an original book value of $9.7 million and were investment grade securities when purchased in 2006. However, as the banking climate eroded over the past year, these debt securities began experiencing cash flow problems and a pre-tax “other than temporary impairment” charge to earnings of $6.2 million was recorded in the fourth quarter of 2008.

Capital Adequacy

Total shareholders’ equity (including the senior preferred stock issued to Treasury pursuant to the CPP) was $146.9 million as of March 31, 2009. Total shareholders’ equity to total assets was 9.53% at March 31, 2009, while tangible common equity to tangible assets was 7.74% as of the same date. The Company and its bank subsidiary continued to be “well-capitalized” pursuant to bank regulatory requirements. Tangible common equity per share was $13.74 as of March 31, 2009, which is up slightly from the $13.59 value as of December 31, 2008. This increase was entirely due to the first quarter net income.

The Company held a special meeting of shareholders on January 23, 2009 at which the shareholders approved an amendment to the Company’s articles of incorporation to authorize the issuance of up to 500,000 shares of preferred stock and to increase the number of authorized shares of common stock from 10 million shares to 15 million shares. This amendment was adopted for purposes of enabling the Company to participate in the CPP. On February 6, 2009, the Company sold $16.0 million of senior preferred stock and a warrant to acquire shares of Company common stock to the Treasury pursuant to the CPP, which was less than the maximum of $34.2 million for which it had been approved. The proceeds from the senior preferred stock and warrant were invested with MidWestOne Bank as equity capital. This additional capital will allow the bank to continue to serve its customer base and markets by enabling more credit to be available in the current uncertain economic times.

As mentioned earlier, tangible common equity to tangible assets was 7.74% as of March 31, 2009 while Tier 1 capital (risk-weighted, quarterly averages) was 10.53%. “Our tangible common equity to assets ended the quarter at a healthy 7.74%. The Company continues to have ample liquidity. Capital, liquidity, and asset quality continue to be of critical importance in our management decisions,” stated Funk.

Other Developments

On April 23, 2009, the Company’s Board of Directors, in its continued efforts to strengthen the Company’s capital position while maintaining the Company’s commitment to its communities through continued lending, declared a quarterly dividend for the second quarter of 2009 of $0.05 per common share, which is a reduction of $0.1025, or 67.2%, from the $0.1525 dividend per common share paid in the first quarter of 2009. Mr. Funk commented that “the decision to reduce our quarterly dividend was not an easy one. Our Board of Directors and management believe that a sound dividend policy should be reflective of earnings performance as well as the possible demands on capital that are posed by the economy. We believe that the reduction in the dividend is a prudent action as we strive to build long term value for our shareholders. This will allow the company to build its capital base more quickly while withstanding future softness in the economy and will also allow the Company to better take advantage of future opportunities.” The second quarter dividend will be payable June 15, 2009 to shareholders of record at the close of business on June 1, 2009. At this quarterly dividend rate, the annual dividend is equivalent to $0.20 per common share.

About MidWestOne Financial Group, Inc.

MidWestOne Financial Group, Inc. is a financial holding company headquartered in Iowa City, Iowa. The Company’s bank subsidiary is also headquartered in Iowa City. MidWestOne Bank has office locations in Belle Plaine, Burlington, Cedar Falls, Conrad, Coralville, Davenport, Fairfield, Fort Madison, Hudson, Melbourne, North English, North Liberty, Oskaloosa, Ottumwa, Parkersburg, Pella, Sigourney, Waterloo and West Liberty, Iowa. MidWestOne Insurance Services, Inc. provides personal and business insurance services in Pella, Melbourne and Oskaloosa, Iowa. MidWestOne Financial Group, Inc. common stock is traded on the NASDAQ Global Select Market under the symbol “MOFG.”

Caution Regarding Forward-Looking Statements

Statements made in this release, other than those concerning historical financial information, may be considered forward-looking statements, which speak only as of the date of this document and are based on current expectations and involve a number of assumptions. These include, among other things, statements regarding future results or expectations. The Company intends such forward-looking statements to be covered by the safe harbor provisions for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995 and is including this statement for purposes of these safe harbor provisions. The Company’s ability to predict results, or the actual effect of future plans or strategies, is inherently uncertain. Factors that could cause actual results to differ from those set forth in the forward-looking statements or that could have a material effect on the operations and future prospects of the Company include, but are not limited to: (1) the strength and the local and national economy; (2) changes in interest rates, legislative/regulatory changes, monetary and fiscal policies of the U.S. government, including policies of the U.S. Treasury and the Federal Reserve Board; (3) the loss of key executives or employees; (4) changes in the quality and composition of the Company’s loan and securities portfolios; demand for loan products; deposit flows; competition; demand for financial services in the Company’s respective market areas; implementation of new technologies; ability to develop and maintain secure and reliable electronic systems; and accounting principles, policies, and guidelines; (5) the businesses of the Company and former MidWestOne may not be integrated successfully or such integration may be more difficult, time-consuming or costly than expected; (6) expected revenue synergies and cost savings from the merger may not be fully realized or realized within the expected time frame; and (7) other risk factors detailed from time to time in filings made by the Company with the SEC.

MIDWESTONE FINANCIAL GROUP, INC.

AND SUBSIDIARIES

CONSOLIDATED FINANCIAL SUMMARY

(unaudited)	QUARTER ENDED MARCH 31,		YEAR ENDED DECEMBER 31,
(in thousands, except share & per share data)	2009	2008	2008
Summary of Operations:
Statement of Income:
Interest income (excluding loan pool participations)	$17,865	$11,381	$65,746
Interest income and discount on loan pool participations	1,015	121	4,459

Total interest income	18,880	11,502	70,206
Total interest expense	6,926	5,387	30,395

Net interest income	11,954	6,115	39,811
Provision for loan losses	2,350	70	4,366
Noninterest income	3,538	2,556	6,058
Noninterest expense	11,923	5,464	66,515

Income before tax	1,219	3,137	(25,012)
Income tax (benefit) expense	43	862	(450)

Net (loss) income	$1,176	$2,275	$(24,562)

Per Share Data:
Net (loss) income—basic	$0.12	$0.39	$(3.09)
Net (loss) income—diluted	$0.12	$0.39	$(3.09)
Dividends declared	$0.15	—	$0.46
Weighted average shares outstanding	8,603,055	5,822,863	7,945,870
Weighted average diluted shares outstanding	8,603,548	5,829,168	7,945,870

Performance Ratios:
Return on average assets	0.32%	1.09%	(1.61)%
Return on average shareholders’ equity	3.38%	9.79%	(15.96)%
Return on average tangible common equity	3.60%	10.48%	(17.48)%
Net interest margin (FTE)	3.60%	3.37%	3.28%
Net bank loan charge-offs /average bank loans	0.16%	0.31%	0.48%

	MARCH 31,		DECEMBER 31,
in thousands	2009	2008	2008
Selected Balance Sheet Data—At Period End:
Balances:
Total assets	$1,541,120	$1,521,973	$1,508,962
Loans, net of unearned income	1,004,144	953,489	1,014,814
Allowance for loan losses	12,941	9,509	10,977
Loan pool participations, gross	97,414	85,512	93,376
Total deposits	1,150,223	1,113,208	1,128,189
Total shareholders’ equity	146,908	163,157	130,342

Per Share Data:
Total equity (book value)	$17.08	$18.78	$15.15
Tangible common equity	$13.74	$13.54	$13.59
Common shares outstanding	8,603,055	8,686,161	8,603,055

Financial Ratios:
Tangible common equity/tangible assets	7.74%	7.97%	7.82%
Total shareholders’ equity/total assets	9.53%	10.72%	8.64%
Total loans + loan pools/total deposits	95.77%	93.33%	98.23%
Nonperforming bank loans/total bank loans	1.47%	0.82%	1.50%
Nonperforming bank loans + other real estate/total assets	1.04%	0.61%	1.08%
Allowance for bank loan losses/total bank loans	1.29%	1.00%	1.08%
Allowance for loan pool losses/total loan pools	2.19%	2.50%	2.29%
Allowance for bank loan losses/nonperforming bank loans	87.41%	121.35%	72.06%